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                             WAREHOUSING--AGREEMENT
                                     BETWEEN
                         FIDELITY MORTGAGE FUNDING, INC.
                                       AND
                              CORESTATES BANK, N.A.


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                                TABLE OF CONTENTS


1.     Definitions ............................................................1
2.     The Loan ...............................................................9
2.01   Commitment .............................................................9
2.02   The Note ...............................................................9
2.03   Use of Proceeds .......................................................10
2.04   Special Non-Conforming Loans ..........................................10
2.05   Advance Rates .........................................................10
2.06   Payment of Interest and Principal .....................................11
2.07   Rate of Interest on Loan ..............................................11
2.08   Banker's Year .........................................................16
2.09   Direct Charge .........................................................16
2.10   Reserve Requirements; Change in Circumstances .........................16
2.11   Administration Fee: ...................................................18
3.     Conditions of Lending .................................................18
3.01   Documentation Required Prior to First Advance Only ....................18
3.02   Documentation Required In Connection With All Advances ................19
3.03   Wet Advances ..........................................................20
3.04   Continuing Warranties .................................................20
3.05   Other Requested Documents .............................................20
4.     Continuing Representations and Warranties .............................20
4.01   Borrower's Organization ...............................................21
4.02   Financial Statements ..................................................21
4.03   Authority .............................................................22
4.04   Title to Collateral ...................................................22
4.05   Warranties as to Each Consumer Loan ...................................22
4.06   [INTENTIONALLY OMITTED] ...............................................23
4.07   Borrower's Locations ..................................................23
4.08   No Default ............................................................23
4.09   Outstanding Judicial Proceedings ......................................23
4.10   Accuracy of Submitted Information; No Material Omissions ..............23
4.11   Loans Not Usurious ....................................................24
4.12   Subsidiaries ..........................................................24
5.     Collateral ............................................................24
5.01   Security Interest .....................................................24
5.02   Separate Assignments ..................................................25
5.03   Deposit and Other Accounts ............................................25
5.04   Servicing Rights ......................................................26
5.05   Financing Statements ..................................................26

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5.06   Limited Power of Attorney .............................................26
5.07   Delivery in Trust .....................................................26
6.     Affirmative Covenants .................................................27
6.01   Note Payments .........................................................27
6.02   Circumstances Requiring Immediate Repayment of Separate Bank Advance ..27
6.03   Casualty Insurance ....................................................27
6.04   Other Insurance .......................................................27
6.05   Enforcement of Consumer Paper .........................................28
6.06   Costs of Collection ...................................................28
6.07   Notation of Assignments ...............................................28
6.08   Execution of Additional Documents .....................................28
6.09   Submission of Financial Statements ....................................28
6.10   Maintenance of Books and Records; Audits ..............................29
6.11   Compliance with Administrative Requests of Lender .....................30
6.12   Submission of Pipeline Report .........................................30
6.13   Notification of Default ...............................................30
6.14   Notification of Borrower's Default.....................................30
6.15   Maintenance of Take-Out Commitments ...................................30
6.16   Financial Covenants ...................................................30
6.17   Tax Returns ...........................................................31
6.18   Payment of Taxes ......................................................31
6.19   New Locations .........................................................31
6.20   Additional Reports ....................................................31
6.21   Accounts ..............................................................31
6.22   Compliance With Laws ..................................................31
6.23   Notice of Litigation ..................................................31
6.24   Payment of Obligations When Due .......................................32
6.25   Landlord's Waiver .....................................................32
6.26   ERISA .................................................................32
6.27   Credit Policy .........................................................32
6.28   Management ............................................................32
7.     Negative Covenants ....................................................32
7.01   No Compromise of Collateral ...........................................32
7.02   Improper Use of Proceeds ..............................................33
7.03   [INTENTIONALLY OMITTED] ...............................................33
7.04   No Misleading Information .............................................33
7.05   No Change in Ownership ................................................33
7.06   No Change in Organization .............................................33
7.07   No Sale of Assets .....................................................33
7.08   No Liens ..............................................................33
7.09   No Guaranties .........................................................34
7.10   No Indebtedness .......................................................34

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8      Default ...............................................................34
8.01   Events of Default .....................................................34
8.02   Remedies Upon Default .................................................36
8.03   Remedies Cumulative ...................................................37
8.04   Indemnity .............................................................37
9.     Sale of Consumer Paper ................................................38
9.01   Delivery of Consumer Paper by Lender ..................................38
9.02   Reassignment of Consumer Paper by Lender ..............................39
10.    Collections ...........................................................39
11.    Miscellaneous .........................................................39
11.01    Notices .............................................................39
11.02    Successors and Assigns ..............................................39
11.03    Assignment by Lender; Participations ................................40
11.04    Delay - No Waiver ...................................................40
11.05      (a) Entire Agreement - Supplemental Policies and Procedures .......40
           (b) Partial Invalidity ............................................41
           (c) Counterparts ..................................................41
           (d) No Assignment by Borrower .....................................41
           (e) Materiality; Reliance by Lender: ..............................41
           (f) No Third Party Beneficiary ....................................41
           (g) Confidentiality ...............................................41
11.06    Interpretation of Accounting Terms ..................................42
11.07    PENNSYLVANIA LAW; CONSENT TO JURISDICTION AND SERVICE ...............42

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                              WAREHOUSING AGREEMEMT

          THIS AGREEMENT made and entered into as of this 23rd day of September, 1997, by and between CORESTATES BANK, N.A., a national banking association with offices at 1339 Chestnut Street, Philadelphia, Pennsylvania 19102 (hereinafter called "Lender"), and FIDELITY MORTGAGE FUNDING, INC., a Delaware corporation with its principal place of business at 7 East Skippack Pike, Ambler, Pennsylvania 19002 (hereinafter called "Borrower")

                                   WITNESSETH

          Lender and Borrower desire to enter into certain secured credit arrangements on the terms hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual undertakings herein and of each advance made by Lender to Borrower hereunder, the parties agree as follows:

     1. Definitions.

          1.01 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Paragraph shall have the meanings assigned to them in this Paragraph and include the plural as well as the singular.

          1.02 The terms which follow have the meanings herein ascribed to them:

          Agreement means this Agreement as executed as of the date first above written or, if amended or supplemented as herein provided, as so amended or supplemented.

          Applicable Percentage means (i) with respect to Non-Conforming Loans, 97% except to the extent provided in Section 2.05 hereof with respect to Non-Conforming Loans for which Cash

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     Collateral has been provided, and (ii) with respect to Special Non-
     Conforming Loans, 95%.

          Business Days mean days, other than a Saturday or Sunday, on which Lender is open for business.

          Cash-Collateral shall have the meaning given thereto in Section 2.05 hereof.

          Closing Media means a title company and/or disbursing attorney or other agent, in each case satisfactory to Lender.

          Collateral means (a) Consumer Loans, Consumer Paper and Consumer Loan Collateral and all other property rights, proceeds and payments relating to Consumer Loans (whether or not Eligible Loans), (b) all other property of Borrower hereinafter described in Paragraph 5, including Servicing Rights,
     (c) all property from time to time deposited with, delivered or to be delivered to or held by or for Lender pursuant to this Agreement, including Cash Collateral, and (d) all proceeds of the foregoing; all of the foregoing whether now existing or hereafter arising or acquired.

          Committed Purchase Price means, with respect to a Consumer Loan, the price at which the Investor under the applicable Take-Out Commitment has agreed to purchase said Consumer Loan, provided that Lender shall receive an amount at least equal to the Separate Bank Advance made against such Consumer Loan.

          Consumer Loans means loans against which any Separate Bank Advance is made or secured pursuant to the terms of this Agreement.

          Consumer Loan Collateral means personal or real property or guaranties of third parties granted or otherwise obtained as security for the obligations and liabilities of the obligor under a Consumer Loan.

          Consumer Paper means any instrument, chattel paper, lease, installment sales contract, promissory note, Mortgage, security agreement and any other document or agreement evidencing and/or securing a Consumer Loan.

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          Eligible Loans means Consumer Loans, each of which meets the following requirements, unless and to the extent otherwise agreed to by Lender in writing upon Borrower's request made in connection with a request for a Separate Bank Advance:

          (a) it is either a Non-Conforming Loan or, subject to Section 2.04 hereof, a Special Non-Conforming Loan;

          (b) it is evidenced by Consumer Paper, which is valid and binding and is executed by a bona fide third person which is a natural person with capacity to contract and whose personal liability is not limited by the terms thereof;

          (c) the proceeds thereof are intended to be used by the obligor for personal, family or household purposes;

          (d) it is payable at either a variable or fixed rate of interest;

          (e) it is, if a Special Non-Conforming Loan, subject to a Take-Out Commitment;

          (f) it is not contractually past due or otherwise in default;

          (g) it was originated or acquired by Borrower not more than 30 days prior to the date of Borrower's request for a Separate Bank Advance therefor;

          (h) the principal thereof and interest thereon is payable over a fixed term acceptable to Lender, and is not an "interest only", "balloon" loan having a repayment term unacceptable to Lender or "open-ended" loan (within the meaning of Regulation Z, 12 CFR Part 226.1 et seq.);

          (i) it is in compliance (to the extent each is applicable) with the requirements of the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act of 1974, the Truth-In-Lending Act (and Regulation Z and comparable applicable regulations of the Federal Home Loan Bank Board) and the Equal Credit Opportunity Act (and Regulation B), each as currently and from time to time hereafter amended, and any other law or regulation that may from time to time be applicable to each Consumer Loan;

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          (j) the Mortgage securing such Consumer Loan is insured by a prepaid
     ALTA mortgagee's title insurance policy, on the most current form then in use, or an equivalent satisfactory to Lender and the Investor from a title insurance company satisfactory to Lender licensed to do business in the jurisdiction in which the mortgaged premises are located insuring the Borrower and its successors or assigns, as their respective interest may appear, in an amount at least equivalent to the current principal balance of the respective Consumer Loan, which title insurance policy shall insure the Mortgage as a lien on fee simple title to the mortgaged premises having the priority required by the definition of "Non-Conforming Loan" or "Special Non-Conforming Loan", as applicable, with any such second mortgage liens junior only to superior mortgages the indebtedness secured by which is included in the determination of loan to value ratios required by the definition of "Non-Conforming Loans" or "Special Non-Conforming Loan", as applicable, and shall not be subject to any exceptions or objections other than those which are permitted under the definition of "Mortgage", or are otherwise satisfactory to Lender;

          (k) the principal balance thereof, when added to the balance remaining on any indebtedness secured by a superior lien, does not as of the date of origination exceed the loan to value ratio required by the definition of "Non-Conforming Loans" or "Special Non-Conforming Loans", as applicable;

          (1) it is secured by a Mortgage and:

               (i) the mortgaged premises are covered by fire and hazard insurance in amounts and with insurers acceptable to Lender, with mortgagee's endorsement satisfactory to Lender naming Borrower, its successors or assigns, as mortgagee;

               (ii) if the mortgaged premises are within an area identified by the United States Secretary of Housing and Urban Development as an area having special flood hazards, the mortgaged premises are covered by flood insurance under the National Flood Insurance Act of 1968, as currently amended (the "NFIA"), in the amount of the outstanding principal balance of the Consumer Loan and any priority mortgage or the maximum limit of coverage under the NFIA, whichever is more, naming Borrower, its successors or assigns, as mortgagee;

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          (m) the mortgaged premises are covered by an appraisal prepared by an
     MAI or state certified appraiser and in such form as is acceptable to Lender;

          (n) it conforms to the representations and warranties set forth in
     Section 4.05 hereof;

          (o) it has not been repurchased or otherwise taken back by Borrower from an Investor, previously pledged as collateral to another lender or previously submitted as collateral to any other lender and rejected by such lender; and

          (p) it is otherwise satisfactory to Lender in its sole business discretion.

          Lender may in its discretion by written notice to Borrower adjust or revise or add to the foregoing requirements for all Consumer Loans for which a request for a Separate Bank Advance is thereafter made.

          "FHLMC" shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

          "FNMA" shall mean the Federal National Mortgage Association, a corporation in conformance with Title III of the National Housing Act, as amended, or any successor thereto.

          Investor means a bank, trust company, savings and loan association, pension fund, governmental authority, insurance company, institutional investor, investment brokerage firm, mortgage banker, or other entity, determined by Lender, in its sole discretion, to be acceptable.

          Leverage Ratio shall mean a fraction, the numerator of which is the sum of outstanding Liabilities plus (without duplication) the unused portion of any credit or lending commitment (including the Loan), minus Subordinated Debt, and the denominator of which is Tangible Net Worth, determined separately for Borrower (without consolidation or combination with any other person or entity) in accordance with generally accepted accounting principles consistently applied.

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          Liabilities means all liabilities and indebtedness that, in accordance with generally accepted accounting principles consistently applied, should be classified as liabilities on a balance sheet.

          Loan means the credit facility established by Lender for the Borrower as set forth in Section 2 hereof.

          Maximum Loan Amount means $5,000,000.

          Maximum Tranches means, as of any date, (i) four minus (ii) two if principal on such date also bears interest under both the Prime Rate Option and the Fed Funds Option, one if principal, on such date also bears interest under either the Prime Rate Option or the Fed Funds Option, but not both, and zero if principal on such date does not bear interest under either the Prime Rate Option or the Fed Funds Option.

          Mortgage means a mortgage or a deed of trust on residential real estate, and securing a Consumer Loan and also creating a valid enforceable lien on the fee simple title to real estate referred to therein (and all buildings and improvements thereon) subject only to (i) where permitted by the definition of "Non-Conforming Loans", a superior mortgage the indebtedness secured by which is included in the determination of required loan to value ratios, (ii) liens for taxes not yet due and payable or similar governmental charges not yet due and payable or still subject to payment without interest or penalty, (iii) zoning restrictions, utility easements, covenants, or conditions and restrictions of record, which shall neither defeat nor render invalid such lien or the priority thereof, nor materially impair the marketability or value of such real estate, nor be violated by the existing improvements or the intended use thereof.

          Net Worth means the excess of assets over Liabilities as would be shown on a balance sheet of Borrower, prepared in accordance with generally accepted accounting principles consistently applied, determined separately for Borrower without consolidation or combination with any other person or entity.

          Non-Conforming Loan means each Consumer Loan that is secured by a first or second priority Mortgage on residential 1 to 4 family real estate that is underwritten in accordance with

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          Borrower's present credit underwriting standards as set forth in
     Schedule 1 hereto as such standards may hereafter be changed subject to the prior written approval of Lender.

          Operating Account means a demand deposit account of Borrower at Lender for use by Borrower for its general business operations and for the payment to Lender of interest, fees and other amounts payable from time to time hereunder.

          Restricted Account means a demand deposit account of Borrower at Lender to which there may be deposited from time to time monies paid by Investors in connection with a release of Collateral as contemplated by Sections 2.06 and 9.01 hereof, which account shall be restricted in that Borrower shall not be entitled to withdraw monies therefrom and Lender shall be authorized to charge or otherwise make withdrawals from such account for amounts due in connection with a release of Collateral or otherwise.

          Separate Bank Advance means each separate advance under the Loan.

          Servicing Rights means all rights of the Borrower to service (including subservice) any loan, whether or not a Consumer Loan, and to receive any payment or compensation for the servicing of any such loan, and all rights under or in connection with any agreement at any time entered into by Borrower with respect to the servicing or subservicing of loans by Borrower; and including all rights to receive from any mortgagor or other obligor on whose behalf the Borrower has advanced funds, payment or reimbursement of the amount so advanced.

          Special Non-Conforming Loans means each Consumer Loan that is secured by a multi-family dwelling in excess of four (4) dwelling units and/or is a mixed-use dwelling used partially for non-residential purposes that is underwritten in accordance with Borrower's present credit underwriting standards as set forth in Schedule 2 hereto as such standards may hereafter be changed subject to the prior written approval of Lender.

          Special Non-Conforming Loans Sublimit means $1,000,000.

          Subordinated Debt means unsecured indebtedness for borrowed money the repayment of which is subordinated to all of

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     Borrower's obligations and indebtedness to Lender pursuant to a written subordination agreement in form and substance satisfactory to Lender.

          Subsidiary means a corporation of which 50% or more of the outstanding voting stock (except for directors' qualifying shares, if and to the extent required by law) is owned, at the time of determination, directly or indirectly, by Borrower.

          Take-Out Commitment means an existing written commitment to Borrower from an Investor substantially in the form, or containing the type of information which has been, previously agreed to by Lender as satisfactory, under the terms of which such Investor agrees to purchase Consumer Paper or specific Consumer Paper at a committed price, and which is in full force and effect.

          Tangible Net Worth means, at any time, (a) the sum of Net Worth plus Subordinated Debt less (b) the sum of: (i) cost of treasury shares, (ii) surplus from write-up of assets, (iii) franchises, licenses, permits, patents, patent applications, experimental expense, organizational expense in excess of $1,000,000 as of September 30, 1997 and other like intangibles, including the excess paid for assets acquired over their respective book values on the books of the entity from which acquired, (iv) investments in, loans to and receivables from shareholders, directors, employees, subsidiaries, affiliated entities and partners, (v) any amounts of capitalized purchase servicing or capitalized excess servicing reflected as an asset, and (vi) other intangible assets, including good will, determined separately for Borrower in accordance with generally accepted accounting principles consistently applied.

          Termination Date means September 22, 1998 or such later date to which the parties may, without obligation to do so, hereafter agree in writing.

          Warehouse Account means a demand deposit account of Borrower at Lender to which proceeds of a Separate Bank Advance may be deposited and from which such proceeds may be disbursed, in accordance with instructions from Borrower to Lender, directly to the Borrower or to the Closing Media in connection with Borrower's origination or acquisition of an Eligible Loan, subject, however, to such escrow arrangements as Lender shall reasonably require, as more fully set forth in Section 2.01 hereof.

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          Wet Advance means a Separate Bank Advance with respect to which the original Consumer Paper and copy of original Mortgage required to be delivered by Borrower pursuant to Sections 3.02.02 and 3.02.03 hereof shall instead be delivered pursuant to Section 3.03 hereof. From and after the date on which the Consumer Paper and copy of Mortgage with respect to any such Wet Advance are received by Lender, such Separate Bank Advance shall cease to be a Wet Advance for all purposes hereof.

          Wet Advance Sublimit means an amount equal to 20% of the Maximum Loan Amount.

     2. The Loan.

          2.01 Commitment: Borrower may from time to time prior to the Termination Date request Lender to make an advance and lend to Borrower an amount (a "Separate Bank Advance"), in connection with any Eligible Loan acceptable as Collateral to Lender, and, subject to the terms and conditions of this Agreement, Lender shall make such Separate Bank Advance to Borrower. The aggregate unpaid principal amount at any one time outstanding of all the Separate Bank Advances shall not exceed the Maximum Loan Amount. Separate Bank Advances will be made by crediting the Warehouse Account with the proceeds thereof and disbursing the same either to the Borrower or to the Closing Media in such manner and subject to such escrow arrangements as Lender shall reasonably require.

          2.02 The Note: The Loan, which shall be in the form of a revolving credit, shall be evidenced by Borrower's promissory note (hereinafter called the "Note"), issued to Lender, in form and content satisfactory to Lender. All terms of the Note are incorporated herein. The Note shall be dated the date of this Agreement, shall bear interest payable at the rate and in the manner provided for in Sections 2.06 and 2.07 hereof, and shall evidence all advances of the Loan.

               2.02.01 Borrower agrees that the date and amount of each advance of the Loan shall be as set forth in the books and records of Lender relating to such matters which shall be presumed accurate but subject to verification and correction by Borrower within 30 days of Borrower's receipt of a statement.

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          2.03 Use of Proceeds: The proceeds of the Loan shall be used by
     Borrower solely to finance its origination or acquisition of Eligible Loans pending sale thereof to Investors. Use of Loan proceeds for any other purpose, including but not limited to, the repurchase of loans purchased by an Investor and subsequently returned to Borrower, shall constitute an Event of Default for all purposes of this Agreement.

          2.04 Special Non-Conforming Loans: Notwithstanding anything to the contrary contained herein, Lender will have no obligation to make any Separate Bank Advance with respect to a Special Non-Conforming Loan except to the extent Lender, in its sole discretion, determines to do so on a case by case basis upon Borrower's request therefor, provided that (i) such Special Non-Conforming Loan otherwise constitutes an Eligible Loan hereunder, (ii) it is subject to a Take-Out Commitment and (iii) the aggregate principal amount at any time outstanding of all Separate Bank Advances for Special Non-Conforming Loans does not exceed the Special Non-Conforming Loans Sublimit.

          2.05 Advance Rates: Each advance of the Loan shall not exceed the Applicable Percentage of the lesser of i) the Committed Purchase Price, ii) the aggregate principal balance of the Eligible Loans with respect to which such Separate Bank Advance is made, iii) the purchase price paid by Borrower for such Consumer Loan under its dealer contract or iv) the market value of such Consumer Loan as determined by Lender in its sole business judgment. Notwithstanding the definition of "Applicable Percentage" to the contrary, the Applicable Percentage applicable to any Separate Bank Advance made with respect to a Non-Conforming Loan may exceed 97% to up to 100% provided that Borrower first provides Lender with cash collateral ("Cash Collateral") as security for such Separate Bank Advance and all other liabilities and obligations, in an amount equal to the amount by which such Separate Bank Advance made at such higher Applicable Percentage exceeds the amount that such Separate Bank Advance would have been if made at the 97% Applicable Percentage. Such Cash Collateral will secure the entire Separate Bank Advance and all other obligations and liabilities of Borrower to Lender and will be released only when the entire Separate Bank Advance, with interest, is repaid in full and no outstanding Event of Default has theretofore occurred.

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

          2.06 Payment of Interest and Principal: Borrower shall pay monthly installments of interest on the first day of each month. The proceeds payable to Borrower by an Investor from the sale of Consumer Loans upon which a Separate Bank Advance has been made shall (and Borrower shall, and authorizes Lender to, direct the Investor that such proceeds shall) be forwarded via federal wire transfer by the Investor directly to the Restricted Account, and the amount so received shall first be applied to all amounts advanced by Lender with respect to such Consumer Loans and any other amounts (including without limitation any amounts due upon any declaration incident to an Event of Default) due and owing Lender pursuant to this Agreement, and the balance, if any, of such proceeds shall be remitted to Borrower by crediting its Operating Account with the amount thereof; should Borrower ever receive such proceeds from the Investor, the same will be held in trust for the Lender and immediately remitted to Lender with all necessary endorsements (which Lender is authorized to make on Borrower's behalf) for application as aforesaid. Should the aggregate unpaid principal amount at any time outstanding of all Separate Bank Advances exceed the Maximum Loan Amount, the Borrower will immediately upon Lender's demand repay the principal thereof to the extent of such excess. The entire principal balance of the Loan shall be due and payable in full on the Termination Date.

          2.07 Rate of Interest on Loan:

               (a) Unless a LIBOR election is made pursuant to the terms of subsection (b) hereof, the daily outstanding principal balance of the Loan shall bear interest under one or both of the following options (herein, the "Prime Rate Option" or the "Fed Funds Option"): a per annum rate equal to, at Borrower's option, (i) Lender's Prime rate of interest (herein, the "Prime-Based Rate) or (ii) the Fed Funds Rate plus 2.50 percentage points (herein, the "Fed Funds Based Rate"). As used herein, (i) "Prime" means that rate (which is not necessarily the lowest rate of interest charged by Lender to any borrower or group or class of borrowers) so designated and established by Lender, as such rate may change from time to time and (ii) "Fed Funds Rate" means the daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System as the "Federal Funds Rate". Interest at the Prime Rate Option or the Fed Funds Option shall change from time to time effective as of the date in each change in the Prime rate or the Fed Funds Rate, as applicable. Borrower shall, on the first Business Day of each month with respect to principal of the Loan then outstanding and for which Borrower desires the Prime Rate Option or the Fed Funds Option to apply, and at the time of each Separate Bank Advance with respect to the principal amount thereof and for which Borrower desires the Prime Rate Option or the Fed
          Funds Option to apply, specify to Lender in writing the interest rate Option to be applicable to any portion of principal for the balance of the then calendar month, it being understood that both the Prime Rate Option and the Fed Funds Option can be applicable simultaneously to different portions of principal outstanding under the Loan. Should Borrower fail to specify a rate of interest as aforesaid or in accordance with subsection (b) below, then the Option theretofore in effect will be deemed to have been selected unless such principal is a new Separate Bank Advance, in which case the Prime Rate Option will be deemed to have been selected.

               (b) (1) As used in this subsection (b), the following terms shall have the following meanings:

                    (A) "LIBOR Rate" means for any day during each Rate Period
               (a) the per annum rate of interest (computed on a basis of a year of 360 days and actual days elapsed) determined by Lender as being the composite rate available to Lender at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Telerate (page 3750), in accordance with the usual practice in such market, for the Rate Period elected by Borrower, in effect two (2) London business days prior to the funding date for a requested LIBOR Rate advance for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Rate advance which shall then be loaned by Lender to Borrower as of the time of such determination, as such rate (the "Base Rate") may be adjusted by the reserve percentage applicable during the Rate Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Rate Period during which any such percentage shall be so applicable) under regulations issued from time to time, by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for Lender with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such Rate
               Period ("Eurocurrency Reserve Requirement"), plus (b) 1.50 percentage points. Such reserve adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, (a) the quotient of (i) the Base Rate divided by (ii) one minus the Eurocurrency Reserve Requirement, plus (b) 1.50 percentage points.

                    (B) "Notification" means telephonic notice (which shall be irrevocable) by Borrower to Lender that Borrower has requested that the LIBOR Rate shall apply to some portion of the principal amount of the Loan in accordance with the provisions of Section
               2.07 (b) (2) hereof, which notice shall be given no later than 10:00 a.m. Philadelphia time, on the day which is at least 3 Business Days prior to the Business Day on which such election is to become effective, and which notice shall specify (i) the principal amount of the Loan to be subject to such rate(s);
               (ii) whether such amount is a new advance, a renewal of a previous request of such rate, a conversion from one interest rate to another, or a combination thereof; (iii) the Rate Period(s) selected; and (iv) the date on which such request is to become effective (which date shall be a date selected in accordance with subsection (2) hereof).

                    (C) "Rate Period" means for any portion of principal for
               which Borrower elects the LIBOR Rate the period of time for which such rate shall apply to such principal portion. Rate Periods for principal earning interest at the LIBOR Rate shall be for periods of 1 week or 1, 2 or 3 months and for no other length of time, Provided, that, no Rate Period may end after the Termination Date.

                    (2) (A) By giving Notification, and so long as no Event of
               Default is outstanding, Borrower may request to have all or a portion of the outstanding principal of the Loan as hereinafter permitted earn interest at the LIBOR Rate as follows: (i) with respect to the principal amount of any Separate Advance under the Loan, from the date of such advance until the end of the Rate Period specified in the Notification; and/or (ii) with respect to the principal amount of any portion of Loan outstanding and earning interest at the LIBOR Rate at the time of the Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification; and/or (iii) with respect to all or any portion of the principal amount of Loan outstanding and earning interest at the Prime-Based Rate or the Fed Funds Based Rate at the time of Notification, from the date set forth in the Notification until the end of the Rate Period specified in the Notification.

                    (B) Borrower understands and agrees: (i) that subject to the provisions of this Agreement, the Prime-Based Rate, the Fed Funds Based Rate and the LIBOR Rate may apply simultaneously to different parts of the outstanding principal of the Loan, (ii) that the LIBOR Rate may apply simultaneously to various portions of the outstanding principal for various Rate Periods, (iii) that the LIBOR Rate applicable to any portion of outstanding principal may be different from the LIBOR Rate applicable to any other portion of outstanding principal, (iv) that the principal portion of the Loan for which a LIBOR Rate election is being made shall not be less than $1,000,000 per election and, if in excess thereof, shall be in integral multiples of $1,000,000, (v) that no more than the Maximum Tranches of principal of the Loan bearing interest at the LIBOR Rate may be outstanding at any one time, (vi) that the Borrower's right to elect the LIBOR Rate will not be available at any time upon or after the occurrence of an Event of Default, and (vii) that Lender shall have the right to terminate any Rate Period, and the interest rate applicable thereto, prior to maturity of such Rate Period, if Lender determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made unlawful by any law, to which Lender may be subject, in which event the principal to which such terminated Rate Period relates thereafter shall earn interest at the Prime-Based Rate or the Fed Funds Based Rate, at Borrower's election.

               (3) After expiration of any Rate Period, any principal portion corresponding to such Rate Period which has not been converted or renewed in accordance with this Section shall earn interest automatically at the LIBOR Rate as if Borrower had made an election therefor in accordance herewith for the same Rate Period as the Rate Period then expired (or if the Rate Period which would be deemed to have been selected would extend beyond the Termination Date, then at the Prime-Based Rate).

               (4) Borrower shall indemnify Lender against any loss or expense (including loss of margin) which Lender has sustained or incurred as a consequence of: (a) any payment of any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made pursuant to acceleration upon or after an Event of Default, demand by Lender otherwise made or prepayment otherwise required under this Agreement, by reason of an application of proceeds incident to an insured loss or condemnation of property, or for any other reason, and whether or not any such payment is consented to the Lender or any Lender, unless Lender shall have expressly waived such indemnity in writing); (b) any attempt by Borrower to revoke in whole or part any Notification given pursuant to this Agreement; or (c) any attempt by Borrower to convert or renew any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not such conversion or renewal is consented to by Lender, unless Lender shall have expressly waived such indemnity in writing).

               (5) In the event that, as a result of any changes in applicable law or the interpretation thereof, it becomes unlawful for Lender to maintain Eurodollar liabilities sufficient to fund any LIBOR Rate loan, then Lender's obligation to convert to or maintain a LIBOR Rate shall be suspended until such time as Lender may again cause the LIBOR Rate to be applicable to the Loan and such principal earning interest at the LIBOR Rate shall accrue interest instead at the Prime-Based Rate and/or the Fed Funds Based Rate, as elected by Borrower.

               (6) In the event that the Borrower shall have requested the LIBOR Rate in accordance herewith and Lender shall have reasonably determined that Eurodollar deposits equal to the amount of the principal to earn interest at the LIBOR Rate and for the Rate Period specified are unavailable, impractical or unlawful with respect to Lender, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost to Lender of the LIBOR Rate applicable to the specified Rate Period, of making or maintaining the principal amount of the Loan at the LIBOR Rate specified by the Borrower during the Rate Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified Rate Period, Lender shall promptly give notice of such determination to the Borrower that the LIBOR Rate is not available. A determination by Lender hereunder shall be conclusive evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the right of Borrower to select, convert to, or maintain a LIBOR Rate shall be suspended until Lender shall have notified the Borrower that such conditions shall have ceased to exist, and (ii) that portion of the Loan subject to the requested LIBOR Rate shall accrue interest instead at the Prime-
          Based Rate and/or the Fed Funds Based Rate, at Borrower's Option.

                    (c) To the extent permitted by law, upon and during the
               continuance of an Event of Default, the rate of interest shall, commencing three (3) days after Lender gives Borrower written notice thereof, increase by three (3) percentage points in excess of the otherwise applicable rate ("Default Rate").

                    (d) Interest shall continue to accrue on the unpaid
               principal balance of the Loan at the applicable contract rate set forth in this Agreement even if all sums due hereunder are accelerated and reduced to judgment.

          2.08 Banker's Year: All interest calculations shall be based on a 360 day year for the actual days elapsed.

          2.09 Direct Charge: Borrower authorizes Lender to charge Borrower's Operating Account with the amount of any interest, fees or other sums from time to time due by Borrower to Lender.

          2.10 Reserve Requirements: Change in Circumstances:

               (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by Lender, or shall impose on Lender any other condition affecting this Agreement, Lender's commitment or the Loan extended by Lender, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining such Loan or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by Lender to be material, then the Borrower will, subject to subpart (c) below, pay to Lender upon demand such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

               (b) If Lender shall have determined that after the date of this Agreement the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof, of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or any lending office of Lender) or Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, if any, as a consequence of this Agreement, Lender's commitment or any Loan advance by Lender pursuant hereto to a level below that which Lender or Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies and the policies of Lender's holding company with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time the Borrower shall, subject to subpart (c) below, pay to Lender such additional amount or amounts as will compensate Lender or Lender's holding company for any such reduction suffered.

               (c) A certificate of Lender setting forth such amount or amounts (including computation of such amount or amounts) as shall be necessary to compensate Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower not less than 30 days prior to the date (the "Implementation Date") such additional compensation will be implemented, retroactively if necessary but in no event with respect to increased costs or reduction in amounts received or receivable or in return on capital incurred or suffered with respect to any period more than 90 days prior to delivery of such certificate. Within 30 days of delivery to Borrower of such certificate, Borrower may by written notice to Lender elect to terminate the Loan effective as of the Implementation Date, in which event Borrower shall on the Implementation Date repay to Lender all principal, interest and other reasonable fees and expenses owing under this Agreement (including the additional compensation otherwise due by reason of this Section 2.10 through the date of final repayment) and release Lender from any further commitment or obligation hereunder. If Borrower does not elect to terminate the Loan as aforesaid, Borrower shall on the Implementation Date pay to Lender the amount shown as due on any such certificate.

               (d) Failure on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not, except as next noted, constitute a waiver of Lender's right to demand compensation with respect to such period or any other period, provided, that Lender shall not be entitled to compensation for any increased costs or any such reduction with respect to any period more than 90 days prior to delivery of a certificate as set forth in subparagraph (c) above. The protection of this Section shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. Each determination by Lender under this Section shall be in good faith and shall be conclusive absent manifest error.

               2.11 Administration Fee: Borrower will pay Lender an administration fee of $32.00 per Consumer Loan upon and at the time at which any Separate Bank Advance is made hereunder.

          3.   Conditions of Lending.

               3.01 Documentation Required Prior to First Advance Only:
          Delivery by Borrower of each of the following to Lender shall be conditions precedent to the making of the first advance of the Loan:

                    3.01.01 The executed Note of Borrower;

                    3.01.02 A certified copy of a resolution of Borrower's Board of Directors authorizing the borrowing herein provided for, the execution and delivery of this Agreement and the

               Note, and the endorsing and assigning to Lender of the Collateral as herein provided;

                    3.01.03 Certificates, as of the most recent dates
               practicable, of the Secretary of State of Delaware, the Secretary of State of each state in which Borrower is qualified as a foreign corporation, and the department of revenue or taxation of each of the foregoing states, or other evidence satisfactory to Lender, as to the good standing of Borrower.

                    3.01.04 A written opinion of counsel to Borrower, dated the date of this Agreement and addressed to Lender, in form and substance satisfactory to Lender.

                    3.01.05 A certificate, dated the date of this Agreement,
               signed by the president or vice president of Borrower to the effect that:

                         (1) The representations and warranties set forth in
                    Section 4 of this Agreement are true, complete and correct as of the date hereof;

                         (2) No Event of Default hereunder, and no event which,
                    with the giving of notice or the passage of time, or both, could become such an Event of Default, has occurred as of the date hereof; and

                         (3) All conditions set forth in this Section 3.01 have
                    been fulfilled.

               3.02 Documentation Required In Connection With All Advances:
          Borrower shall deliver to Lender a Schedule of Eligible Loans and a Loan Cover Sheet, each in form provided by Lender for this purpose and duly completed and executed by Borrower. Subject to Section 3.03 hereof, concurrently with the making of each Separate Bank Advance, Borrower shall deliver to Lender the following, as applicable:

                    3.02.01 A copy of the applicable Take-Out Commitment if
               otherwise required hereby, in form and content satisfactory to Lender, agreeing to purchase that specific Eligible Loan(s);

                    3.02.02 The original Consumer Paper, duly endorsed in favor of Borrower, its successors and assigns, without recourse;

                    3.02.03 Copy of the original Mortgage, together with an
               original assignment thereof in recordable form and assigned in blank, duly executed by the mortgagee;

                    3.02.04 An assignment by Borrower in blank in recordable
               form of all Consumer Paper;

                    3.02.05 Such additional documents or instruments as may be required by Lender and/or by the Investor.

               3.03 Wet Advances: Notwithstanding Section 3.02 hereof to the contrary, Lender will permit Wet Advances up to an aggregate principal amount at any time outstanding equal to the Wet Advance Sublimit. If on any date the aggregate principal amount outstanding of Wet Advances exceeds the Wet Advance Sublimit, Borrower shall immediately prepay the principal of Wet Advances in an amount equal to such excess. In the event that for any reason (including by reason of any fault of the Closing Media) the original Consumer Paper and copy of Mortgage is not received by Lender within 5 Business Days following the date on which such Wet Advance was made, Borrower shall within one
          (1) day of the first to occur of Borrower's actual knowledge thereof or Lender's written demand with respect thereto prepay the full principal amount of such Wet Advance.

               3.04 Continuing Warranties: At the time any Separate Bank Advance is requested by Borrower, and as a precondition to the making of any advance hereunder, no Event of Default shall have occurred and be continuing, and no event shall have occurred which, with the lapse of time or the giving of notice or both, shall constitute such Event of Default; and Borrower shall have paid all fees and charges due and payable by Borrower hereunder.

               3.05 Other Requested Documents: Borrower shall deliver directly to Lender any documents pertaining to the Eligible Loan which Lender specifically requests.

          4.   Continuing Representations and Warranties.

          In order to induce Lender to enter into this Agreement and to induce Lender to make each Separate Bank Advance, Borrower warrants and represents that as of the date hereof, at the time of the making of each Separate Bank Advance hereunder, at the time each Consumer Paper is delivered to Lender, and at the time of sale of each Consumer Loan to the Investor, that:

               4.01 Borrower's Organization: Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and Borrower is qualified to do business in and in good standing in every other jurisdiction where its business or operations requires such qualification. All of Borrower's shareholders and their respective shares of capital stock of each class, are listed on Exhibit "A" hereto. The execution, delivery and performance of this Agreement, the Note and other documents required of Borrower have been duly authorized by all requisite action and will not violate the Borrower's charter or by-laws or any applicable statutes or regulations or any agreements or judgements to which Borrower is a party or by which it or its property is bound. This Agreement and the Note are valid and binding obligations of Borrower, enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws or equitable principles affecting the enforcement of creditors' rights generally, and the consent or approval of governmental authorities or of third parties is not required for the validity of Borrower's obligations hereunder or thereunder or, if required, has been obtained and remains in full force and effect.

               4.02 Financial Statements: All financial statements and financial information heretofore delivered to Lender are true and correct in all material respects as of the date made. As of the date of this Agreement and as of the date of any borrowing hereunder, there has not been, nor does Borrower anticipate the occurrence of, nor is Borrower aware of any circumstance which with the passage of time could reasonably be expected to result in, any Event of Default or any material change of an adverse nature sufficient to impair Borrower's ability to repay every Separate Bank Advance or to continue to conduct its business as it is being conducted on the date hereof. Borrower has no material contingent liabilities or unusual forward or long-term commitments which are not disclosed by or reserved against in said financial statements furnished to Lender or have not been disclosed to Lender in writing. At the date of this Agreement and at the date of each advance requested by Borrower hereunder, Borrower warrants and reaffirms there are no material unrealized or anticipated losses from any commitments of the Borrower except as previously disclosed in writing to Lender.

               4.03 Authority: All requisite action for the authorization, execution and delivery by Borrower of this Agreement and the Note, and for the assigning and endorsing by Borrower of the Collateral as provided for hereunder, has been duly taken and has not been rescinded.

               4.04 Title to Collateral: Borrower is or will be the legal and beneficial owner (subject only to potential claims of an Investor arising solely out of a Take-Out Commitment) of the Collateral at the time pledged, free and clear of all security interests liens and encumbrances, and has the right to assign the same to Lender as contemplated by this Agreement.

               4.05 Warranties as to Each Consumer Loan: Each Consumer Loan upon which any Separate Bank Advance is made is, unless otherwise agreed to by Lender in connection with a particular Consumer Loan, an Eligible Loan and will remain as such until the related Separate Bank Advance is repaid in full; is in full force and effect; has not been modified and is not past due or otherwise in default; is not subject to defense or right of set-off on the part of the maker or makers of the Consumer Paper; is secured by a valid Mortgage on fee simple residential real estate, free from damage or casualty; represents a bona fide transaction which has been carried out in accordance with all applicable laws and regulations, including, but not limited to, the making of all required disclosures correctly to all persons entitled to receive them within the time specified under such laws or rules and regulations, which shall include but not be limited to:

                    (a) Real Estate Settlement Procedures Act of 1974, as
               amended - Regulation X;

                    (b) Fair Credit Reporting Act;

                    (c) Equal Credit Opportunity Act - Regulation B;

                    (d) Truth-In-Lending Act - Regulation Z;

          and applicable regulations of the office of Thrift Supervision and the Comptroller of the Currency; and for which the total consideration to be advanced by a lender shall in fact have been advanced less closing and other fees and costs which may customarily be deducted from the loan proceeds.

               4.06 [INTENTIONALLY OMITTED]

               4.07 Borrower's Locations: The address of Borrower set forth above in this Agreement is its chief executive office and the addresses indicated on Exhibit "B" attached hereto are all of the Borrower's offices or locations;

               4.08 No Default: Borrower has no knowledge of any default under any material, term or provision or any agreement to which it is a party or by which it is bound or to which any of its property is subject, which default would have a material adverse effect on Borrower's creditworthiness. It is agreed that a breach of the terms of any mortgage warehouse loan agreement with any other lender shall be deemed to have such a material adverse effect.

               4.09 Outstanding Judicial Proceedings: There are no outstanding criminal proceedings pending or threatened, or judgements, actions or proceedings pending or threatened before any court or governmental authority, bureau or agency, with respect to or affecting the Borrower wherein damages alleged or owed exceed $25,000 in any such proceeding, judgment or action or in the aggregate for all such proceedings, judgments or actions, nor are there any such actions, judgments or proceedings in which Borrower is a plaintiff or complainant (excepting routine foreclosures) wherein damages alleged or owed exceed $25,000 in any such proceeding, judgment or action or in the aggregate for all such proceedings, judgments or actions.

               4.10 Accuracy of Submitted Information; No Material Omissions:
          No certificate, opinion, financial statement or any other statement made or furnished to Lender by or on behalf of the Borrower in connection with this Agreement or the transaction contemplated herein, contains any untrue statement of a material fact, or omits a material fact necessary in order to make the statements contained therein or herein not misleading.

               4.11 Loans Not Usurious: The Consumer Loans are not usurious.

               4.12 Subsidiaries: Borrower has no Subsidiaries and is a wholly owned Subsidiary of Resource America, Inc.

          5. Collateral.

               5.01 Security Interest: Borrower hereby grants to Lender, as collateral security for all Separate Bank Advances and for the Loan and the Note and all other present and future obligations, liabilities and indebtedness of Borrower of every kind (whether principal, interest, fees, costs and expenses or otherwise) under this Agreement (the "Secured Obligations"), a security interest in all accounts, accounts receivable and loans receivable in respect of which any Separate Bank Advance is made by Lender, now existing or hereafter acquired or arising, and in all notes, instruments, mortgages and chattel paper, including all Consumer Paper and Consumer Loan Collateral, evicencing or securing each said account, account receivable, loan receivable and Consumer Loans, and in all contracts, documents, files, instruments, general intangibles, property, rights, proceeds and payments relating thereto, including without limitation the following:

                    5.01.01 All payments and prepayments of principal, interest, and other income due or to become due thereon and all proceeds therefrom, and all the right, title and interest of every nature whatsoever of Borrower in and to the same and every part of such property including, without limitation, the following:

                    (a) All rights, liens and security interests existing with respect thereto or as security therefor;

                    (b) All hazard insurance (including without limitation flood insurance) policies, title insurance policies or condemnation proceeds with respect thereto;

                    (c) All prepayment premiums and late payment charges with
               respect thereto;

                    5.01.02 All real estate acquired by Borrower by deed in lieu of foreclosure or by foreclosure attributable thereto;

                    5.01.03 All Take-Out Commitments related thereto and the
               proceeds resulting from sales by Borrower pursuant thereto;

                    5.01.04 All right, title and interest of Borrower in and to all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records, and other records, information, and data of Borrower relating thereto;

                    5.01.05 The proceeds from the sale or other disposition of any Collateral;

                    5.01.06 Any other property and proceeds thereof that may,
               from time to time hereafter, be subject to the security interests created hereby;

                    5.01.07 All business records, computer tapes, software,
               microfiche, etc., necessary to identify and locate the Collateral and protect or enforce Lender's or any Lender's rights therein.

               5.02 Separate Assignments: At the time of making each Separate Bank Advance, Lender may require Borrower to deliver a separate assignment to Lender of all of Borrower's right, title and interest in the Consumer Paper and Consumer Loan Collateral and other property, right, proceeds or payment forming part of the Collateral including but not limited to all Borrower's rights in and to any applicable Take-Out Commitment and insurance policies and proceeds and Borrower will pay the cost of filing the same in all public offices.

               5.03 Deposit and Other Accounts: Borrower hereby grants to Lender, as security for the Secured Obligations, a lien and security interest in, and assignment of, all amounts at any time standing to Borrowers account in any and all deposit, restricted, operating or other accounts now or hereafter maintained by Borrower with Lender, including without limitation the Operating Account, Restricted Account and Warehouse Account, which lien and security interest is in addition to, and not in lieu of, any right of setoff otherwise available to Lender under applicable law.

               5.04 Servicing Rights: Borrower hereby grants to Lender and each Lender, as security for the Secured Obligations, a first lien security interest in all Servicing Rights, if any, and all proceeds thereof.

               5.05 Financing Statements: Borrower will execute one or more financing statements covering the Collateral pursuant to the Uniform Commercial Code, in form satisfactory to Lender, and will pay the cost of filing the same in all public offices. A copy of this Agreement may be recorded as a financing statement.

               5.06 Limited Power of Attorney: Borrower hereby irrevocably makes, constitutes and appoints Lender its attorney-in-fact with full power of substitution for and on behalf and in the name of Borrower (which Lender is under no obligation to use) to endorse any checks, instruments or other papers in Lender's possession representing payments on or proceeds of Consumer Paper and Consumer Loan Collateral or Take-Out Commitments; to complete, execute, deliver and record any assignment or other document, including financing statements, covering the Collateral; to endorse any Consumer Paper in the name of Borrower and do every other act or thing necessary or desirable to effect transfer of Consumer Paper, Consumer Loan Collateral or any related Collateral and/or to protect the interest of Lender in the Collateral; to take all necessary and appropriate action in Borrower's name with respect to any Separate Bank Advances hereunder and servicing of Consumer Paper and Consumer Loan Collateral or sale of Collateral under any Take-Out Commitment; to take any and all action which Lender deems appropriate to commence, prosecute, settle, discontinue, defend or otherwise dispose of any claim relating to any Take-Out Commitment, insurance or guarantee, Consumer Paper, Consumer Loan Collateral or other Collateral; and to sign Borrower's name whenever and wherever appropriate to the performance of this Agreement, including, but not limited to, execution in Borrower's name of any document necessary to perfect or protect Lender's security interest granted hereunder. This appointment shall be deemed coupled with an interest but shall only extend to dealings with regard to the Collateral.

               5.07 Delivery in Trust: Should Lender ever deliver any Consumer Paper or other Collateral to Borrower for purposes of correction thereof or otherwise, or to an Investor in connection with an Investor's purchase thereof, or to any other person or entity for any reason, the same shall be delivered subject to Lender's liens and security interest therein and upon an express trust for the benefit of Lender until the same is returned to Lender or the Separate Bank Advance to which such Consumer Paper relates has been repaid in full with accrued interest.

          6.   Affirmative Covenants.

               Borrower covenants and agrees:

               6.01 Note Payments: To pay the Loan (as provided in the Note and this Agreement) when due including but not limited to interest upon the Loan.

               6.02 Circumstances Requiring Immediate Repayment of Separate Bank
          Advance: To repay in full within three (3) days after the first to occur of Borrower's actual knowledge thereof or Lender's written demand with respect thereto, any Separate Bank Advance, plus accrued interest, if the Consumer Loan with respect to which such Separate Bank Advance was made (a) shall be rejected as unsatisfactory for purchase by the pertinent Investor if a Take-Out Commitment was required in connection with such Separate Bank Advance pursuant to the terms hereof; (b) has not been purchased within the applicable warehouse period specified in Schedule 1 or Schedule 2, as applicable, hereto after funding by Lender or within the time permitted under any applicable Take-out Commitment, whichever occurs first; (c) said Consumer Loan becomes 31 or more days contractually past due or in default; (d) as provided in the final sentence of Section 3.03 hereof; or (e) the improvements covered by the applicable Mortgage have sustained a casualty loss in excess of 5% of the appraised value of the land and improvements, whether or not covered by insurance.

               6.03 Casualty Insurance: To place, or cause to be placed, and maintained at all times, such fire and extended coverage insurance on all real estate or other property covered by any Consumer Loan Collateral as may be required by the Investor or by Lender.

               6.04 Other Insurance: To maintain (a) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by the Lender, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; and (b) within thirty
          (30) days after notice from Lender, will obtain such additional insurance as Lender shall reasonably require, all at the sole expense of the Borrower. Copies of such policies, as well as copies of errors and omissions policies and Fidelity Bonds, if any, maintained by Borrower, shall be furnished to the Lender without charge upon request of the Lender.

               6.05 Enforcement of Consumer Paper: To enforce payment and collection, at Borrower's expense, of all Consumer Paper.

               6.06 Costs of Collection: To pay the reasonable costs of collection (including attorneys' fees) of any of the Collateral, the enforcement or collection of which has been undertaken by Lender.

               6.07 Notation of Assignments: To make appropriate notations on its books of all assignments and liens granted to Lender hereunder, and to give such notice thereof as Lender may from time to time reasonably require.

               6.08 Execution of Additional Documents: To execute such additional instruments or assignments of the Collateral as Lender may from time to time reasonably require.

               6.09 Submission of Financial Statements:

                    6.09.01 Submission of Monthly Financial Statements: To
               furnish to Lender within forty-five (45) days after the close of each month in each fiscal year, Borrower's financial statements, to include a balance sheet and income statement and statement of cash flow of the Borrower for such month, subject to year end audit adjustments, prepared by Borrower in accordance with generally accepted accounting principles consistently applied and certified true and correct by Borrower's Chief Financial Officer, Controller or Vice President of Finance.

                    6.09.02 Submission of Ouarterly Financial Statements: To
               furnish to Lender within sixty (60) days after the close of each quarterly accounting period in each fiscal year, Borrower's financial statements, to include a balance sheet and income statement and statement of cash flow of the Borrower for such period, subject to year end audit adjustments, prepared by

               Borrower in accordance with generally accepted accounting principles consistently applied and certified true and correct by Borrower's Chief Financial Officer, Controller or Vice President of Finance.

                    6.09.03 Submission of Year End Financial Statement: To
               furnish to Lender within ninety (90) days after the close of each fiscal year: (a) a statement of shareholders' equity; (b) an income statement for such fiscal year; (c) a cash flow statement for such fiscal period; and (d) a balance sheet as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and comments; the statements and balance sheet to be audited by an independent certified public accountant selected by the Borrower and acceptable to Lender (Lender hereby acknowledging that Grant Thornton is acceptable); and accompanied by such accountant's opinion letter reasonably satisfactory to Lender and certified true and correct by Borrower's Chief Financial Officer, Controller or Vice President of Finance.

                    6.09.04 Covenant Compliance: That each financial statement submitted pursuant to this Section 6.09 shall include (a) the then current Tangible Net Worth, and (b) the then Leverage Ratio. All such numbers shall be accompanied by work sheet calculations used to arrive at reported result. Borrower shall also provide Lender with a Covenant Compliance Worksheet in form acceptable to Lender, certified as true, correct and complete by Borrower's Chief Financial Officer, Controller or Vice President of Finance.

                    6.09.05 Intentionally Omitted,

                    6.09.06 Projections: To furnish to Lender, as requested by
               Lender, a projected balance sheet, income statement and cash flow statement for each of the upcoming 12 months.

                    6.09.07 Management Letters: To furnish to Lender, all
               reports, including management letters, from time to time issued to Borrower by its accountants performing a year-end audit relating to Borrower's financial and accounting policies and procedures.

               6.10 Maintenance of Books and Records; Audits: To maintain adequate books, accounts and records in accordance with generally accepted accounting practices with appropriate notations thereon of all assignments to Lender; and to permit Lender, or its representatives at any reasonable time to inspect or examine or audit the books, accounts and records of Borrower. Borrower shall be responsible to Lender for such audit fees as Lender may reasonably assess in connection with any such audit or examination, not to exceed, unless an Event of Default shall be continuing, $4,500 per audit.

               6.11 Compliance with Administrative Requests of Lender: To comply with such reasonable administrative directions as Lender may give in order to provide proper servicing of the Separate Bank Advances hereunder.

               6.12 Submission of Pipeline Report: To provide when requested by Lender, a copy of the Borrower's pipeline report in form and substance satisfactory to Lender.

               6.13 Notification of Default: In connection with any Consumer Loan in respect of which a Separate Bank Advance has been made, to notify Lender within two Business Days of Borrower's discovery of any default thereunder or any claim asserted in connection therewith or of the termination of the Take-out Commitment related thereto or of the rejection by the Investor under said Take-Out Commitment to purchase said Consumer Loan.

               6.14 Notification of Borrower's Default: To advise Lender in writing within three Business Days after the expiration of any applicable cure period, of any uncured material default known to Borrower in connection with any material agreement to which Borrower is bound.

               6.15 Maintenance of Take-Out Commitments: To keep all Take-Out Commitments in full force and effect and subject to no lien, assignment or other interest (other than that of the Lender)

               6.16 Financial Covenants: To maintain on a consolidated basis for the Borrower and its consolidated subsidiaries:

                    (a) Tangible Net Worth of not less than $1,000,000;

                    (b) a Leverage Ratio of not more than 5 to 1.

               6.17 Tax Returns: To furnish Lender with copies of federal income tax returns filed by Resource America, Inc. or, if tax returns are filed separately by Borrower, by Borrower, within ten (10) days of Lender's written request.

               6.18 Payment of Taxes: To pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay over, except, as to taxes other than such as to which any lien which attaches with respect thereto has or would with the passage of time have priority over the liens and security interests granted to Lender, where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books provided, however that the Borrower shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent.

               6.19 New Locations: To furnish Lender with the name and addresses of all new offices and locations, including relocations of existing offices, no later than thirty (30) Business Days prior to the date Borrower commences occupation of said premises.

               6.20 Additional Reports: To promptly furnish Lender with such reports and information as it deems reasonably necessary from time to time.

               6.21 Accounts: To maintain an Operating Account, Warehouse Account and Restricted Account with Lender.

               6.22 Compliance With Laws: To comply with all present and future laws applicable to it in the operation of its business, and all material agreements to which it is subject.

               6.23 Notice of Litigation: To give immediate notice to Lender of:
          (1) any litigation in which it is a party if an adverse decision therein would require it to pay over more than $25,000 in such litigation or in the aggregate for all such litigation or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (2) the institution of any other suit or any administrative proceeding involving it that might materially and adversely affect its operations, financial conditions, property or business.

               6.24 Payment of Obligations When Due: To pay when due (or within applicable grace periods) all material indebtedness due third persons, except when the amount thereof is being contested in good faith, by appropriate proceedings and with adequate reserves therefor being set aside on the books of Borrower.

               6.25 Landlord's Waiver: To use its best efforts to obtain from the landlord of each premises leased by Borrower a waiver of all rights in or to the Collateral.

               6.26 ERISA: Borrower will (1) fund all its Employee Benefit Plans in accordance with no less than the minimum funding standards of
          Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (2) furnish Lender, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all such Plans, or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Employee Benefit Plans, and (3) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Employee Benefit Plan(s) and the action which Borrower proposes to take with respect thereto; or (4) promptly advise Lender of any claim for withdrawal liability made against it or a member of its Controlled Group.

               6.27 Credit Policy: To maintain Borrower's current credit underwriting standards and quality control procedures unless Lender first approves any change thereof in writing.

               6.28 Management: To maintain a chief financial officer, chief executive officer and chief operating officer acceptable to Lender.

          7.   Negative Covenants.

               Without the prior written consent of Lender, Borrower will not:

               7.01 No Compromise of Collateral: Make any compromise, adjustment or settlement in respect of any of the Collateral or accept anything other than cash in payment of the Collateral.

               7.02 Improper Use of Proceeds: Use the proceeds of the Loan, or permit them to be used, for any purpose other than to purchase or originate Eligible Loans pursuant to the terms of this Agreement.

               7.03 [INTENTIONALLY OMITTED].

               7.04 No Misleading Information: Furnish to Lender any certificate or document that contains any untrue statement of material fact or omits a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

               7.05 No Change in Ownership: Permit or suffer any change in the shareholders of the Borrower and their respective shareholder shares.

               7.06 No Change in Organization: Change its name, enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock, or liquidate or dissolve or acquire any stock in or all or substantially all of the assets of or any partnership or joint venture interest in, or make any loan to or investment in, any other person or entity, other than (i) consumer loans made in the ordinary course of its business and (ii) the acquisition of substantially all of the assets of or all of the capital stock of Tri-Star Financial Services ("Tri-Star"), provided, that if such acquisition is a stock acquisition, Borrower will, concurrently with its acquisition thereof, cause Tri-Star to execute and deliver to Lender all documents and instruments, including an amendment to this Agreement, required by Lender for the purposes of joining Tri-Star to this Agreement as a co-borrower.

               7.07 No Sale of Assets: Borrower will not sell, transfer, lease or otherwise dispose of all or (except for the sale of loans and other financial products in the ordinary course of its business and the disposition of equipment or other fixed assets which in Borrower's reasonable judgment is no longer needed in the ordinary course of its business) any part of its assets.

               7.08 No Liens: Borrower will not mortgage, pledge, grant or permit to exist a security interest in or lien on any of its assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired including without limitation the Collateral, except (i) for purchase money liens in equipment, (ii) existing liens shown on Exhibit C hereto, (iii) liens in favor of Lender hereunder, and (iv) liens on Consumer Paper, other than such as against which Lender has made any Separate Bank Advance hereunder, securing indebtedness permitted by Section 7.10(5) hereof.

               7.09 No Guaranties: Borrower will not become liable, directly or indirectly, as guarantor, surety, endorser or otherwise, for any obligation or indebtedness of any other person, except for endorsement of commercial paper for deposit or collection in the ordinary course of business. Usual and customary representations and warranties made by Borrower to investors, buyers and other warehouse lenders of Consumer Paper as to the underlying obligors thereon shall not constitute a "guaranty" for this purpose.

               7.10 No Indebtedness: Borrower will not incur, create, assume or permit to exist any indebtedness of any nature, except (1) to Lender pursuant hereto, (2) trade indebtedness incurred in the ordinary course of business,(3) purchase money indebtedness for equipment and capital lease obligations not in excess of $75,000 at any time outstanding, (4) Subordinated Debt, and (5) warehouse indebtedness in favor of other warehouse lenders provided that any such warehouse lender first executes an intercreditor agreement in favor of and in form and substance acceptable to Lender.

          8.   Default.

               8.01 Events of Default: Borrower shall be in default under this Agreement upon the happening of any of the following events or conditions:

                    8.01.01 Failure to pay any principal or interest when due or any fee, expense or other amount required to be paid by Borrower hereunder within five (5) days after written notice from Lender thereof;

                    8.01.02 Default in the performance of any other obligation, covenant or liability of Borrower contained or referred to herein and, if such default relates to the covenants set forth in Sections 6.04, 6.08, 6.20 or 6.23, the same is not cured within 30 days after Lender provides Borrower with written notice thereof;

                    8.01.03 Any warranty, representation or statement furnished to Lender by or on behalf of Borrower in connection with this Agreement proves to have been false in any material respect when made or furnished;

                    8.01.04 Loss, theft, substantial damage, destruction,
               abandonment, sale or encumbrances to or of the Collateral or any part thereof, or the making of any levy, seizure or attachment thereof or thereon;

                    8.01.05 Dissolution, termination of existence, insolvency, business failure, appointment of a receiver for benefit of creditors by, or the commencement of any case or proceeding under any bankruptcy or insolvency law by or against Borrower or any of its Subsidiaries unless said proceeding, if commenced against Borrower or any of its Subsidiaries, is dismissed within 30 days, from the date it is filed;

                    8.01.06 Occurrence of any material adverse change in the
               financial or operating condition of Borrower;

                    8.01.07 Five (5) days or more shall elapse from the date of release of any Consumer Paper and any other item of Collateral to Borrower made at Lender's sole discretion subject to such terms and conditions as Lender may from time to time require and such Collateral has not been returned to Lender;

                    8.01.08 Twenty-one (21) days or more (or such greater time as Lender may approve) shall elapse from the date of shipment or delivery of Collateral to an Investor without Lender having received full payment of the Separate Bank Advance(s) or portions thereof secured thereby;

                    8.01.09 The occurrence of any circumstance that would cause any Consumer Loan in respect of which a Separate Bank Advance was made to fail to conform to the definition of Eligible Loan;

                    8.01.10 If presently held or later obtained, subsequent loss of FNMA and/or FHLMC certification;

                    8.01.11 Failure of Borrower to observe or perform any
               agreement of any nature whatsoever with Lender;

                    8.01.12 Borrower's default under the terms and conditions of any other loan or credit agreement or other material agreement with Lender or any third party, including any contract granting Borrower Servicing Rights.

               8.02 Remedies Upon Default: Upon such default, at Lender's election, no additional advances shall be made by Lender and/or this Agreement may be terminated and/or all sums now or hereafter owed by Borrower to Lender may be declared to be immediately due and payable, and Lender may charge Borrower's DDA account for any or all sums due and owing to Lender. Lender shall have the rights and remedies of a secured party under the Uniform Commercial Code in addition to the rights and remedies provided herein or in any other instrument or paper executed by Borrower, including, at its option and in its sole discretion, until all sums now or hereafter owed to the Lender are paid in full, the right or rights to:

                    8.02.01 Communicate with and notify the obligors under any
               Consumer Loans of Borrower's assignments hereunder, and note any such assignment on Borrower's records;

                    8.02.02 Take over the exclusive right to collect the
               Collateral at the sole expense of the Borrower, without any obligation to preserve rights against third parties. For any acts done or not done incident to such collection or liquidation, Lender shall not be liable in any manner. Lender shall have the right to settle, compromise, or adjust Collateral and the claims or right of Borrower thereunder and accept return of the real estate or other Consumer Loan Collateral involved, and in turn sell and dispose of all said real estate without notice to or approval of Borrower, Lender may employ agents and attorneys to collect or liquidate any Collateral, and Lender shall not be liable for such Collateral or defaults of any such Lenders and attorneys;

                    8.02.03 To effect collection of any Consumer Loan, take
               possession of and open any mail addressed to Borrower whether on Borrower's premises or elsewhere and to remove, collect, and apply all payments therein contained and as attorney in fact for Borrower, sign the Borrower's name to any receipts, checks, notes, agreements, assignments or other instruments or letters, in order to collect, sell or liquidate the Collateral. This power shall be irrevocable;

                    8.02.04 Require Borrower to assemble all books and records of account relating to the Collateral and make them available to Lender at its office herein set forth or such other place as may be designated by Lender;

                    8.02.05 Enter the office of Borrower and take possession of any of the Collateral including any records that pertain to the Collateral; and

                    8.02.06 Undertake to service any Consumer Loans and upon the happening of such, Borrower shall transfer to Lender all escrow funds, records, and any other documents relating to any such Consumer Loans then held by it.

               8.03 Remedies Cumulative: All remedies available to Lender shall be cumulative and not alternate in that the exercise of one or more of them shall not preclude exercising one or more of the others.

               8.04 Indemnity: (a) Borrower agrees to defend, protect, indemnify and hold harmless Lender and its officers, directors, employees, attorneys and Lenders (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) (collectively, the "Indemnities") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnities in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnities shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnities (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equity, or on contract or otherwise) in any manner relating to or arising out of this Agreement, or any act, event or transaction related or attendant thereto, the making of the Loan, the management of the Loan or the use or intended use of the proceeds of the Loan (collectively, the

          "Indemnified Matters"); provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction, or (ii) any loss directly resulting from and which would not have occurred but for the failure of Lender to perform its obligations under this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnities.

               (b) Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations and indemnities of Borrower contained in this Section shall survive the termination of this Agreement and payment in full of principal and interest hereunder and under the Notes.

          9.   Sale of Consumer Paper.

               So long as no Event of Default or event which with the passage of time and/or the giving of notice would constitute an Event of Default has occurred hereunder, Lender shall:

               9.01 Delivery of Consumer Paper by Lender: Upon sale by Borrower of any Consumer Loan on which a Separate Bank Advance has been made hereunder and receipt by Lender of the entire proceeds thereof in an amount sufficient to repay in full the Separate Bank Advance related thereto, Lender shall deliver the Consumer Paper as requested by Borrower to the Investor. Lender agrees to send the original Consumer Paper together with the loan document delivery package received from Borrower directly to the pertinent Investor no later than one Business Day after receipt of said sale proceeds. Proceeds received by Lender from the Investor shall be deposited in the Restricted Account for application to the related Separate Bank Advance and any other amounts then due by Borrower hereunder, and any sums remaining after full repayment of the pertinent Separate Bank Advance and such other amounts will be promptly credited to Borrower's Operating Account. Lender may require Borrower to deliver a cover letter, in form satisfactory to Lender, directing Investor to make payment directly to Lender.

               9.02 Reassignment of Consumer Paper by Lender. Reassign to Borrower any Consumer Paper referred to in Paragraph 6.02 hereof, and to deliver all supporting papers, upon payment in full to Lender of the respective Separate Bank Advance, plus accrued interest.

          10.  Collections.

               Upon default if so requested by Lender, in writing, Borrower shall act as the representative of, and in trust for, Lender in receiving and collecting all monies payable on any Consumer Loan and after collection thereof shall deposit the same in the Restricted Account, and the same shall be held by Lender as part of the Collateral hereunder. Lender, upon deposit in the Restricted Account of any monies payable on any such Consumer Loan, may, in its sole discretion, apply all or any part thereof to the payment of Borrower's obligation arising out of the related Separate Bank Advance or toward any other Secured Obligation.

          11.  Miscellaneous.

               11.01 Notices: Except as to routine business matters, any and all communications between the parties hereto or notices provided herein to be given in writing shall be i) delivered in person, ii) sent by both certified or registered mail, return receipt requested, and by regular mail, iii) by overnight courier service that provides for proof of delivery; or iv) via facsimile transmission; addressed as follows: if to Lender, 1339 Chestnut Street, F.C.1-8-12-7, Philadelphia, PA 19102, (Fax No. (215) 786-8304), Attention: Andrew Tauber; if to Borrower: Fidelity Mortgage Funding, Inc., 7 East Skippack Pike, Ambler, Pennsylvania 19002 (Fax No. (215)648-3524)
          Attention: ___________, or to such other address any party may by notice indicate to the others from time to time. Unless sooner received, all notices shall be deemed delivered two (2) days after mailing, as herein set forth. Actual knowledge of the contents of the notice, however received, shall constitute proper notice hereunder.

               11.02 Successors and Assigns: The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. All representations, warranties, covenants (affirmative and negative) and agreements herein contained on the part of

          Borrower shall survive the making of any Separate Bank Advance and the execution of Borrower's Note, and shall be effective as long as any sums remain due and owing to Lender.

               11.03 Assignment by Lender: Participations: (a) Lender may, at any time, transfer or assign its Note and its rights under this Agreement in whole or in part, without the prior written consent of Borrower; (b) Lender may grant participations in its Note and in rights under this Agreement and may, provided that Lender first has such participant sign Lender's standard confidentiality agreement, furnish to its participants or prospective participants financial and other information concerning the Borrower in connection therewith.

               11.04 Delay - No Waiver -- No delay in exercising, or failure to exercise any right, power or remedy accruing to Lender through any breach or default of Borrower under this Agreement, or any acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, shall impair any such right, power or remedy of Lender nor shall any waiver of any single breach or default be deemed a waiver of any breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any provision or condition of the Agreement, must be in writing and shall be effective only to the extent of such writing specifically set forth. In the event Lender is required to take any action to collect sums due under the Note or to enforce, renegotiate, restructure or modify the terms of this Agreement, or is required to institute, defend or otherwise participate in any action at law or suit in equity arising from this Agreement, or any Consumer Loan or Consumer Loan Collateral forming part of the Collateral, Borrower, in addition to all other sums which it may be called upon to pay, will pay Lender's fees, expenses and costs, including the reasonable fees, incurred by Lender in connection therewith. Nothing in this Agreement shall be deemed any waiver or prohibition of Lender's right of set-off, except that Lender agrees to not set-off against any legitimate custodial or escrow account in which Borrower accumulates funds owned by individual mortgagors or other third parties.

               11.05 (a) Entire Agreement-Supplemental Policies and Procedures:
          This Agreement, together with the Note and other documents executed in connection herewith, sets forth the entire agreement among the parties hereto, and there are no other agreements, express or implied, written or oral, except as set forth herein and thereon. This Agreement may not be amended, altered or changed except in writing by all parties hereto. It is contemplated that from time to time Borrower and Lender will enter into supplemental agreements establishing policies and procedures to carry out the terms of this Agreement. Such agreements shall constitute amendments hereto provided they are signed by Borrower and Lender.

                    (b) Partial Invalidity: The inapplicability or
               unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provisions of this Agreement.

                    (c) Counterparts: This Agreement may be executed in any
               number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

                    (d) No Assignment by Borrower: This Agreement shall not be assignable by Borrower without the express written approval of Lender.

                    (e) Materiality Reliance by Lender: All covenants,
               agreements and representations made herein and in documents delivered in support of this Agreement, now or in the future, shall be deemed to have been material and relied on by Lender and shall not merge with this Agreement.

                    (f) No Third Party Beneficiary: The parties hereto
               understand and agree that there is no intention to confer any benefits upon any person or legal entity not a party to this Agreement.

                    (g) Confidentiality: All information and materials provided to Lender and Lenders by Borrower shall be treated with the same degree of confidentiality as Lender maintains with regard to similar information of its other customers generally. Nothing contained herein shall prevent Lender from releasing to actual or proposed loan participants such information regarding Borrower as Lender may deem pertinent and necessary.

               11.06 Interpretation of Accounting Terms: Each accounting term used in this Agreement which is not specifically defined shall have the meaning customarily given to it in accordance with generally accepted accounting principles.

               11.07 PENNSYLVANIA LAW; CONSENT TO JURISDICTION AND SERVICE: THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. BORROWER AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF PHILADELPHIA, PENNSYLVANIA AND/OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA. BORROWER AND LENDER HEREBY WAIVES ALL RIGHT TO DEMAND A JURY TRIAL, IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING AND IRREVOCABLY AGREES TO SERVICE OF PROCESS SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AND REGULAR MAIL TO THE ADDRESS AS SET FORTH HEREIN, OR SUCH ADDRESS AS MAY APPEAR IN LENDER'S RECORDS.

               IN WITNESS WHEREOF, the parties have executed this Agreement all as of the day and year first hereinabove written.

                                         CORESTATES BANK, N.A.,

                                         By: /s/ Andrew Tauber
                                             ------------------------
                                             Andrew Tauber
                                             Vice President

                                         FIDELITY MORTGAGE FUNDING, INC.

                                         By:
                                             ------------------------

                                         Attest:
                                                 --------------------

                                   SCHEDULE 1

                         FIDELITY MORTGAGE FUNDING, INC.

                   NON-CONFORMING CREDIT UNDERWRITING CRITERIA

          Classes of Loans             A(1)   B     C     D(2)

          Warehouse Period             90     90    90    45

          Debt to Income               50%    50%   50%   60%

          Loan to Value                90%    85%   80%   75%

          Mortgage Loan Maximum        $200,000 on any non pre-approved
                                       Mortgage Loan. Any loan over
                                       $200,000 provided that the loan
                                       is pre-approved by the Bank.

          Employment                   Must be verified on all Loans.
                                       The Borrower can underwrite and
                                       close NIQ and NIV Loans.

          Property 1 - 4 Family Dwelling; both owner occupied and investor properties are eligible.

          Appraisal                    Required on all Loans.

          Closings                     Must be closed by counsel or
                                       title company.

                       Schedule 1 [continued on next page]

              (1) With respect to Class "A" Mortgage Loans, the Bank will permit such Mortgage Loans to have a loan-to-value ratio not to exceed one hundred percent (100%) and a debt-to-income ratio not to exceed 45%.

              (2) Limited to 10% of Maximum Loan Amount.

              The Bank in its sole discretion retains the right to accept or reject any collateral.

         From time to time, the Borrower may request a revision on the credit underwriting criteria set out above provided (i) the Borrower submits a revised Schedule 1 to the Bank for its written approval; and (ii) the Bank approves the revised Schedule, in writing, as evidenced by a letter from the Bank to the Borrower.

                                   Schedule 2

                         Fidelity Mortgage Funding, Inc.

            Small Multi Family/Mixed use Loans Underwriting Criteria

              (Advance Rate is 95% with a 60 day warehouse period)

         Eligible Property

         Residential properties which may include income from nonresidential sources.

         Minimum Debt Service Coverage Ratio

         2-6 Units:        Net income equal or exceed debt service.
         7 or more Units:  1.20x based on net income available for debt service.

         Maximum Loan to Value

              70%

         Occupancy

         Both owner occupied and investor properties are eligible.

         Loan Limits

         Minimum:       $50,000
         Maximum:       $500,000

         Lien Position

         First liens only

                                   EXHIBIT "A"
                               Ownership of Stock

a.  100% of authorized and issued capital stock is owned by Resource
    America, Inc.

                                   EXHIBIT "B"
                                    Location

a.  7 East Skippack Pike, Ambler, Pennsylvania 19002

                                      NOTE

$5,000,000.00                                                 September 23, 1997

FOR VALUE RECEIVED, and intending to be legally bound, FIDELITY MORTGAGE FUNDING, INC. ("Borrower") promises to pay to the order of CORESTATES BANK, N.A. ("Bank") at Bank's office, the lesser of FIVE MILLION ($5,000,000.00) or the principal balance outstanding hereunder pursuant to the provisions of the Warehousing Agreement referred to below. The actual amount due and owing from time to time hereunder shall be evidenced by the Bank's records of receipts and disbursements hereunder which shall be conclusive evidence of such amount.

Borrower further agrees to pay interest on the unpaid principal amount outstanding hereunder in accordance with the terms and conditions of the Warehousing Agreement.

This Note constitutes the "Note" referred to in that certain Warehousing Agreement of even date herewith between Borrower and Bank, to which agreement reference is hereby made for the terms and provisions thereof, and for additional rights and limitations of such rights of the Borrower and Bank thereunder, including, but not limited to, provisions for Borrower's right to borrow, prepay and reborrow part or all of the principal hereof under certain conditions and for the acceleration of Borrower's liabilities to Bank upon the occurrence of certain events as therein specified.

In the event counsel is employed to collect this obligation or to protect the security hereof, Borrower agrees to pay, upon demand, the reasonable attorneys' fees of Bank, whether suit be brought or not, and all other costs and expenses reasonably connected with collection.

Borrower and any endorser, guarantor or surety, jointly and severally, waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Borrower or any endorser hereof.

The validity and construction and enforceability of, and the rights and obligations of Borrower and Bank under this Note and the aforesaid Warehousing Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania.

If permitted by law, Borrower hereby authorizes and empowers any attorney of any court of record upon the occurrence of any Event of Default under the Warehousing Agreement to appear for and confess judgment against Borrower without prior notice to Borrower or prior opportunity to be heard for such sums as shall have become due under this Note and all other obligations hereunder of Borrower to Bank, with or without declaration, with costs of suit (including, without limitation, reasonable attorneys' fees and disbursements) and release of error, without stay of execution. If a copy of this Note, verified by affidavit of Bank or someone on behalf of Bank, shall have been filed in such action, it shall not be necessary to file the original Note as a warrant of attorney. The authority and power to appear for and enter judgment against Borrower shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; the authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as Bank shall deem necessary or desirable, for all of which this Note shall be a sufficient warrant.

IN WITNESS WHEREOF, Borrower has caused these presents to be executed the day and year first above written.

                                               FIDELITY MORTGAGE FUNDING, INC.

                                               By:
                                                   -----------------------------

                                               Attest:
                                                       -------------------------

                                       2